EXHIBIT 23.1

CONSENT of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Prescient Applied Intelligence, Inc. f/k/a The viaLink Company:

We consent to incorporation by reference in the registration statements (No.333-55912) on Form S-3, (No. 333-41320) on Form S-8 and (No.333-118735) on Form S-4 of Prescient Applied Intelligence, Inc. f/k/a The viaLink Company of our report dated March 28, 2005, relating to the consolidated balance sheets of Prescient Applied Intelligence as of December 31, 2003 and 2004, and the related statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-KSB of Prescient Applied Intelligence.

Our report dated March 28, 2005, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent upon access to additional external financing, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP

Dallas, Texas
March 31, 2005